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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the prospectus/proxy statement that is made a part of the Registration Statement on Form S-4 of At Home Corporation, filed with the Securities and Exchange Commission (the "SEC") on or about September 23, 1999, for the registration of shares of At Home Corporation's Series A Common Stock and to the incorporation by reference therein of our report dated January 19, 1999 with respect to the consolidated financial statements and schedule of At Home Corporation included in At Home Corporation's Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, filed with the SEC.

                                              /s/ ERNST & YOUNG LLP

San Jose, California
September 22, 1999